Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, including any additional terms and conditions for the Executive’s country set forth in the appendix attached hereto (the “Appendix,” and together with this Employment Agreement, this “Agreement”) is made as of January 8, 2025, by and between CNHI International S.A. with registered office at Via Francesco Borromini 4, 6850 Mendrisio, Switzerland (the “Company”) and Stefano Pampalone, resident at address on file with the Company(the “Executive”). Capitalized terms not otherwise defined have the meanings provided in the attached Definitions Annex.

In consideration of the mutual covenants in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.	Term

The Company and the Executive hereby agree that this Agreement supersedes and replaces any and all other employment agreements and arrangements and benefits by and between the Company and/or any member of the CNH Group and the Executive, and, upon execution of this Agreement, any such employment agreements or arrangements or benefits shall have no further force or effect, except for any confidentiality clauses, which shall continue in full force and effect.

This Agreement shall apply retroactively as of August 1, 2024 (the “Effective Date”) and will remain in effect until the termination of the Executive’s employment; provided, that Sections 5, 6, 7, 9, 10, 11 and 12 will survive the termination of this Agreement and the Executive’s employment hereunder. The parties understand and agree that either party will have the right to terminate the Executive’s employment at any time subject to the terms of this Agreement.

2.	Position, Location

The Company agrees to employ the Executive, and the Executive agrees to serve, as the Agriculture Chief Commercial Officer of the Company, with such duties, responsibilities and authority, as customary for such position and as may be determined from time to time by the Chief Executive Officer of CNH Industrial N.V. (the “CEO”), who may change, expand or limit such duties, responsibilities and authority. These duties, responsibilities and authority may extend to services with other members of the CNH Group. The Executive understands and agrees that the Company may transfer or second the Executive’s employment to, or jointly employ the Executive with, any member of the CNH Group. The Executive will devote best efforts and full business time and attention to the business and affairs of the Company and the CNH Group; provided, that the Executive may, subject to the prior approval of the CEO, serve on corporate, civic or charitable boards or committees, so long as such activities do not interfere in any material respect with the performance of the Executive’s responsibilities to the Company or violate the terms of this Agreement, the Company’s policies or any other agreement between the Executive and the CNH Group.

The Executive’s employment will be based at the Company’s offices in Mendrisio, Switzerland or such other location as the Company may require. The Executive may be required to travel in the normal course of the business.

3.	Compensation

A. Base Salary. The Executive’s base salary will be at the rate of 564,270 (gross) Swiss Franc per year (“Base Salary”). The Base Salary will be payable by the Company in regular installments in accordance with the Company’s regular payroll schedule. If the Base Salary is modified by the Company, such modified Base Salary will then constitute the Base Salary for all purposes of this Agreement.

The Company may deduct from the Base Salary or any other sums payable to the Executive any money owed to it or any member of the CNH Group by the Executive.

B. Annual Bonus. The Executive will also be eligible for an annual cash bonus (the “Annual Bonus”) with a target opportunity (the “Annual Bonus Target”) equal to no less than eighty percent (80%) of the Base Salary based on performance goals as determined for each year by the Human Capital and Compensation Committee (the “Compensation Committee”) of the Board of Directors of CNH Industrial N.V. (the “Board”) in its discretion and in accordance with the plans and arrangements that may be in effect from time to time. The Executive’s eligibility and any conditions for eligibility and award of an Annual Bonus will be determined for each year by the Company and/or the Board in its discretion.

C. Long-Term Incentive Awards.

(i) Annual Long-Term Incentive Awards. Subject to the terms of the CNH Industrial N.V. Equity Incentive Plan, as may be amended from time to time, or any successor plan thereto (the “Equity Plan”) and the applicable award agreements to be provided by the CNH Group, the Executive will be eligible to receive annual long-term incentive awards with an aggregate grant date value of no less than 200% of Base Salary (the “Annual Target LTI Award”). For the year and performance period in which the Effective Date occurs, any Annual Target LTI Award that the Executive may receive and earn will be prorated based upon the number of days from the Effective Date through the end of the Company’s fiscal year, and threshold performance must be achieved for any payout.

(ii) The granting of and the terms and conditions of all long-term incentive program awards are subject to the approval of the Compensation Committee of the Board in its sole discretion. The Compensation Committee and the Board reserve the right to amend, suspend or terminate any or all provisions of the Equity Plan for the future years within the sole discretion of the Board or the Compensation Committee.

D. Benefits. During the period of employment and while the Executive serves as Agriculture Chief Commercial Officer, except as otherwise expressly provided, the Executive will be entitled to participate in employee benefit and other plans, policies and programs and benefits on a basis consistent with those provided generally to similarly-situated executives from time to time.

E. Expense Reimbursement. During the period of employment, the Company will also reimburse the Executive for all ordinary, reasonable and necessary business expenses incurred in connection with the business, in accordance with the Company’s policies as may be in effect from time to time.

4.	Termination

The Executive’s employment with the Company may be terminated by the Executive or by the Company at any time, subject to any notice period specified in this Agreement and subject to the payments and other conditions provided in this Agreement.

5.	Payments on Termination of Employment

A. On any Termination of Employment. On any termination of employment, the Executive will be entitled to receive any (i) earned but unpaid Base Salary through the Termination Date, (ii) accrued but unused vacation, in accordance with any applicable Company policy which may be in effect from time to time or as required by Local Laws, (iii) accrued expense reimbursements in accordance with applicable Company policies, (iv) all other vested equity, incentive, retirement and other employee awards or benefits, pursuant to the terms and conditions of the applicable agreements and plans. Such payments are in addition to any Severance or CIC Severance to which the Executive may be entitled. For the avoidance of doubt, if the Executive is terminated for Cause, the Executive will be entitled to receive only the payments set forth in this Section 5.A .

B. Termination Other than in Connection with a Change of Control. If during the Executive’s service as the Agriculture Chief Commercial Officer of the Company, the Executive experiences a Qualifying Termination, other than in connection with a Change of Control under Section 5.C, in addition to the amounts contemplated by Section 5.A, the Executive will be entitled to receive cash severance equal to 9 months of the Executive’s Base Salary in effect as of the Executive’s Termination Date (the “Severance”). Subject in each case to the effectiveness of the Release and the other terms of Section 6, the Severance will be paid in equal installments over 9 months (the “Severance Period”) through the Company’s regular payroll in the same manner and at the same frequency as the Executive was paid immediately prior to the Termination Date. The first Severance installment payment will occur on the first regular payroll date that is at least sixty (60) days following the Termination Date and will include all accrued Severance the Executive would have otherwise received had the Release been effective.

C. Termination in Connection with a Change of Control. Subject to the Executive’s continued service as Agriculture Chief Commercial Officer of the Company through the date of a Change of Control but without regard to whether such service continues after a Change of Control and the terms of Section 6 of this Agreement, if on or within 24 months following a Change of Control, the Executive experiences a Qualifying Termination, the Executive will be entitled to (i) receive cash severance equal to 21 months of the Executive’s Base Salary in effect as of the Executive’s Termination Date (the “CIC Severance”), payable in its entirety in a single lump sum on the 60th day following the Termination Date (or, if the 60th day is not a business day, then the first business day after the 60th day), and (ii) accelerated and full vesting of outstanding equity and long-term incentive awards at the target level of performance in the case of any performance terms and conditions.

6.	Conditions to Receipt of Payments on Termination of Employment

The Executive’s entitlement to any Severance or CIC Severance and the other payments and benefits contemplated by Sections 5.B and 5.C is subject to the Executive’s continued compliance with (i) each of the restrictive covenants set forth in Section 10 below and any other agreement or policy of the CNH Group and (ii) the Executive’s execution and non-revocation of a release of claims/settlement agreement in the form generally used by the CNH Group and applicable to similarly-situated employees in the Executive’s work jurisdiction (the “Release”) within fifty-five (55) days after the Termination Date. Failure to comply with the restrictive covenants or execute or adhere to the Release, or any attempt to revoke or purported revocation of the Release, by the Executive will result in forfeiture in full of any Severance or CIC Severance and any other payments and benefits contemplated by Sections 5.B and 5.C to which the Executive would otherwise be entitled.

7.	No Duplication; No Mitigation

This Agreement is not intended to and will not result in any duplication of payments or benefits to the Executive. Accordingly, if the Executive becomes entitled to statutorily-required severance payments, the Executive will receive the greater of such statutorily-required severance and the Severance or CIC Severance, as applicable, or will have the amount of the Severance or CIC Severance, as applicable, reduced by the statutorily-required severance paid to the Executive, as required by applicable Local Law and subject to compliance with Section 409A if applicable.

The Executive will be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement in order for the Executive to receive the Severance or CIC Severance, and the amounts due under this Agreement will not be subject to any offset on account of any remuneration attributable to any subsequent employment that the Executive may obtain.

8.	Applicable Policies

The Executive acknowledges and agrees that the Executive will be subject to the CNH Group policies applicable to similarly-situated executives of the CNH Group as in effect from time to time (including but not limited to codes of conduct and policies related to share ownership guidelines, clawback or recoupment, business ethics, conflicts of interest, human resources, trading in securities of the CNH Group, data protection, confidentiality and proprietary information). Without limiting the foregoing, amounts payable to the Executive under this Agreement will also be subject to clawback or recovery as required by applicable law, regulation or exchange listing requirement.

9.	No Other Rights

Other than as provided in Sections 3 and 5, the Executive will have no rights to any compensation or any other benefits hereunder. All other benefits, if any, due to the Executive following the Termination Date will be determined in accordance with the plans, policies and practices of the Company or any member of the CNH Group in effect on the Termination Date. Whether the Executive’s employment has terminated, for purposes of any CNH Group plan or arrangement, will be determined solely on the basis of the applicable terms of the plan or arrangement.

10.	Restrictive Covenants

The Executive hereby agrees to the following restrictions and acknowledges and recognizes the highly competitive nature of the businesses of the CNH Group:

A. Non-Solicitation/Non-Competition. During the Non-Solicitation Period, the Executive will not, directly or indirectly, hire, solicit or encourage or induce or attempt to induce to cease to work with the Company or member of the CNH Group, any Restricted Person or otherwise interfere with the relationship between the Company or any member of the CNH Group and any Restricted Person thereof.

For the purposes of this clause, “Restricted Person” means:

(i) for the part of the Non-Solicitation Period that is during the Executive’s employment with the Company, anyone employed or engaged by or otherwise working for the benefit of the Company or any member of the CNH Group with (or in relation to) whom either the Executive (i) personally dealt with to any material extent or (ii) was privy to Confidential Information; and

(ii) for the part of the Non-Solicitation Period that is following the Executive’s Termination Date, anyone employed or engaged by or otherwise working for the benefit of the Company or any member of the CNH Group with (or in relation to) whom either the Executive (i) personally dealt with to any material extent or (ii) was privy to Confidential Information, in each case during the period of 12 months before the Termination Date.

During the Non-Competition Period, the Executive will not, directly or indirectly anywhere in the world: (i) engage in any Competitive Business; (ii) enter the employ of, or render any services in any capacity to, any person or entity engaged in any Competitive Business; (iii) acquire a financial interest in, or otherwise become actively involved with, any person engaged in any Competitive Business, directly or indirectly, as an individual, partner, shareholder, investor, officer, director, principal, agent, trustee or consultant (other than a passive ownership position of less than two percent (2%) in any person that is an entity the shares in which are publicly traded on an internationally recognized securities exchange); or (iv) interfere with any business relationship between the Company and/or any member of the CNH Group and any of its customers, suppliers, licensees or other business relations of, or any consultants to, the Company or any member of the CNH Group.

The Executive understands that the provisions of this Section 10(A) may limit the Executive’s ability to earn a livelihood in a business similar to the business of the CNH Group but the Executive nevertheless agrees and hereby acknowledges that the business of the Company and the CNH Group is a worldwide business and that such provisions: (i) do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the CNH Group; (ii) contain reasonable limitations as to time and scope of activity to be restrained; (iii) are not harmful to the general public; and (iv) are not unduly burdensome to the Executive. In consideration of the foregoing and in light of the Executive’s education, sophistication, skills and abilities, the Executive agrees that the Executive will not assert that, and it should not be considered that, any provision of Section 10 otherwise is void, voidable or unenforceable or should be voided or held unenforceable.

It is expressly understood and agreed that, although the Executive and the CNH Group consider the restrictions contained in this Section 10 to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section 10 or elsewhere in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement will not be rendered void. If any part of the restriction(s) in this Section 10 shall be held void but would be valid if part of the wording of such restriction or definition were deleted and/or any period or area referred to in it reduced in time or scope, such restriction and/or definition shall apply with such deletion or modification (including but not limited to a single word or words) as may be necessary to make it valid or effective. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding will not affect the enforceability of any of the other restrictions contained in this Agreement. It is further understood and agreed that the covenants in this Section 10 are in addition to, and not in lieu of, any similar covenants or agreements to which the Executive may be subject under any plan of or agreement with the Company or any member of the CNH Group.

B. Non disparagement. Subject to Section 10.F, the Executive will not, whether during or after the Executive’s employment with the Company or the CNH Group, issue, circulate, publish or utter any disparaging, defamatory or other negative or false statements about the Company or the CNH Group or any of their officers, directors or managers.

C. Confidentiality. The Executive will not, whether during or after the Executive’s employment with the Company or the CNH Group, without the prior written consent of the CNH Group, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, any Confidential Information, except (i) while employed, in good faith furtherance of the Executive’s duties and responsibilities to the Company and the CNH Group or (ii) as required by a court, governmental agency, administrative body or legislative body (including a committee thereof), in each case with jurisdiction; provided, that in the event that the Executive is ordered by any of the preceding to disclose any Confidential Information, the Executive will: (x) promptly notify the CNH Group of such order; (y) at the written request of the CNH Group, diligently contest such order at the sole expense of the CNH Group; and (z) at the written request of the CNH Group, seek to obtain, at the sole expense of the CNH Group, such confidential treatment as may be available under Local Laws for any information disclosed under such order.

D. Intellectual Property. The Executive shall disclose to the Company details of all Developments and of all works embodying Intellectual Property Rights made solely or jointly with others at any time during the course of employment which relate to, or are capable of being used in, the business of any member of the CNH Group. The Executive acknowledges that all Intellectual Property Rights subsisting (or which may in the future subsist) in such Developments shall automatically, on creation, vest in the Company absolutely. To the extent that the Development does not vest automatically in the Company the Executive hereby assigns to the fullest extent permitted by law all right, title and interest in the Development to the Company with full title guarantee by way of a present assignment of all future rights and shall otherwise hold them on trust for the Company). To the extent any Developments are not assignable pursuant to this Section 10.D due to applicable law or statute, the Executive hereby grants to the Company a freely sublicensable (through multiple tiers), freely transferable, royalty-free, fully paid-up, irrevocable, perpetual and worldwide license to use, exploit and commercialize in any manner, and exercise any and all present or future rights in, any such Developments. The foregoing license shall be exclusive (even as to the Executive); provided, however, that to the extent the grant of an exclusive license as so contemplated is prohibited under applicable law or statute, the foregoing license shall be non-exclusive.

E. The Executive irrevocably waives all “moral rights” under the UK Copyright, Designs and Patents Act 1988 or other Local Laws as applicable (and, to the fullest extent permitted by law, all similar rights in other jurisdictions) which the Executive has or will have in any Development.

F. The Executive agrees not to incorporate, or permit to be incorporated, any inventions that the Executive, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of the Executive’s employment with the Company that the Executive consider to be the property of the Executive or any third parties (collectively, “Prior Developments”) in any Development without the Company’s prior written consent. Notwithstanding the foregoing, if in the course of employment with the Company, the Executive incorporates a Prior Development into a Development, the Executive hereby grants to the Company a nonexclusive, freely sublicensable through multiple tiers, freely transferable, royalty-free, fully paid-up, irrevocable, perpetual and worldwide license to use, exploit and commercialize in any manner, and exercise any and all present or future rights in, any such Prior Development.

G. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights, trademarks, designs or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company (at the Company’s sole expense) to assign all Developments to the Company (or its designee) and to permit the Company or its designee to protect, maintain, enforce and defend the Company’s rights to any Development (including any intellectual property or other proprietary rights therein and thereto). In the event that the Company is, after reasonable effort, unable to secure the Executive’s signature on any such applications or instruments, the Executive hereby irrevocably designates and appoints the Company and its respective officers and agents as the Executive’s agent and attorney-in-fact, to execute any such applications or instruments on the Executive’s behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, in each case, to the maximum extent permitted under applicable law. The Executive will not charge the Company or its designee for time spent in complying with these obligations.

H. For purposes of this Agreement, “Developments” means all inventions, discoveries, designs, developments, improvements, modifications, methods, processes, product formulations, compositions, works, algorithms, databases, computer programs, formulae, techniques, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment with the CNH Group (including prior to the date of this Agreement) that relate, or otherwise could be used with respect, either to the business of the CNH Group or to any actively planned activity of the CNH Group or that result from any work performed by the Executive for the CNH Group or that make use of Confidential Information or any of the equipment or facilities of the CNH Group.

I. Protected Rights. Notwithstanding anything to the contrary in this Agreement or otherwise, nothing in this Agreement shall limit the Executive’s rights under applicable law to report possible violations of law or provide information to any governmental entity or in response to a subpoena or other legal process or to file a charge with or participate in an investigation conducted by any governmental entity, or prohibit the Executive from making statements or engaging in any other activities or conduct protected by the U.S. National Labor Relations Act or other Local Laws. Notwithstanding the foregoing, the Executive agrees to waive the Executive’s right to recover monetary damages in connection with any charge, complaint or lawsuit filed by the Executive or anyone else on the Executive’s behalf (whether involving a governmental entity or not) so far as possible under Local Law; provided, that the Executive is not agreeing to waive, and this Agreement shall not be read as requiring the Executive to waive, any right the Executive may have to receive an award for information provided to any governmental entity or other protected “whistleblower” activity.

J. The Executive is hereby notified that the U.S. Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833 provides that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (A) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law; (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (C) to the individual’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as (x) any document containing the trade secret is filed under seal and (y) the trade secret is not disclosed except pursuant to court order.

K. Cooperation with Investigations and Litigation. Subject to Section 10.F, the Executive shall, during and after the Executive’s employment with the CNH Group, cooperate with the Company or at the Company’s direction in any internal or governmental investigation, or any litigation, arbitration or governmental or regulatory proceeding regarding the Company or any member of the CNH Group as to which the Executive may have relevant knowledge, including making himself reasonably available to consult with and/or be interviewed by the Company’s counsel or counsel to the relevant governmental or regulatory authority, to provide information and documentation in the Executive’s possession and to give testimony. The Company will reimburse the Executive for reasonable and documented out-of-pocket expenses the Executive incurs in extending such cooperation. The term “cooperation” does not mean that the Executive must provide information that is favorable to the Company; it means only that the Executive will provide information within the Executive’s knowledge and possession upon the Company’s request.

L. Enforcement and Clawback. Subject to Local Law and practice, if (i) at any time the Executive breaches any of the provisions of Section 10 or any other restrictive covenant to which the Executive is subject under any agreement with, or policy of, the CNH Group or materially breaches (or revokes or attempts to revoke) the Release, or (ii) within two (2) years after the Termination Date, the Company determines that grounds existed, on or before the Termination Date, including before the Effective Date of this Agreement, for the Company to terminate the Executive’s employment for Cause, then: (i) no further payments or benefits will be due to the Executive under this Agreement; and (ii) the Executive will promptly repay to the Company, in a cash lump sum, the total amount of any Severance or CIC Severance previously received by the Executive under this Agreement (which will, for the avoidance of doubt, be calculated as the gross amount paid by the Company on a pre-tax basis) and any equity awards delivered or other payments or benefits provided under Section 5.B or 5.C, as applicable, if any (calculated on a gross basis).

The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 10.A, 10.B, or 10.C would be inadequate, and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, will be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In addition, the Company will be entitled to immediately cease paying any amounts remaining due or providing any benefits to the Executive pursuant to Section 5 of this Agreement upon a determination that the Executive has violated any provision of Section 10.A to 10.G or any other restrictive covenant to which the Executive is subject under any agreement with, or policy of, the CNH Group, subject to payment of all such amounts upon a final determination, by a court of competent jurisdiction, that the Executive had not violated such provision of Section 10.

11.	Withholding Taxes

The Company will withhold from any amounts payable under this Agreement such federal, state, local, foreign or other taxes and National Insurance (or local equivalent social security) contributions as the Company determines in its discretion may be required to be withheld pursuant to any applicable Local Law.

12.	Miscellaneous

A. No Effect on Other Benefits. Any payment or benefit received by the Executive under this Agreement will not be counted as compensation for purposes of determining benefits under benefit plans, programs, policies and agreements, except to the extent expressly provided therein or in this Agreement.

B. Employment Status. This Agreement does not guarantee the Executive employment with the Company or any member of the CNH Group or service as the Agriculture Chief Commercial Officer of the Company, for any specified period and does not limit the right of the Company or any member of the CNH Group to terminate the employment of the Executive or the Executive’s service as Agriculture Chief Commercial Officer of the Company at any time for any reason or no reason or to change the status of the Executive’s employment or to change any employment policies, subject to the terms of this Agreement.

C. Section Headings. The section headings contained in this Agreement are included solely for convenience of reference and will not in any way affect the meaning of any provision of this Agreement.

D. Successors and Assignment. This Agreement will inure to the benefit of and will be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive dies while any earned amount is still payable to the Executive under this Agreement had the Executive continued to live, all such earned amounts, unless otherwise provided, will be paid in accordance with the terms of this Agreement, or as determined by the Company, to the Executive’s estate. The Executive’s rights and obligations under this Agreement will not otherwise be transferable or subject to lien or attachment.

E. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

F. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, delivered via facsimile, mailed by first-class or registered mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

If to the Company:

CNHI INTERNATIONAL S.A.

Via Francesco Borromini 4,

6850 Mendrisio,

Switzerland

Attn: Chief Human Resources Officer

If to the Executive: to the address most recently on file in the payroll records of the Company or such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the mail, unless Local Laws determine otherwise.

G. Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, that may have related to the subject matter hereof in any way, and is intended to be in lieu of any other cash severance benefits provided under any plan of the CNH Group.

H. Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile or transmission by email of .pdf files), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

I. Choice of Law. The construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the laws of Switzerland without giving effect to any choice of law or conflict of law provision or rule that may cause the application of the laws of any other jurisdiction.

J. Certain Representations. The Executive hereby represents and warrants to the Company that the Executive has not been and is not currently (i) the target of an internal complaint of discrimination or harassment at a current or prior employer that resulted in, or may result in, any adverse remedial action against the Executive; or (ii) subject to any actual or threatened judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a court, government agency or arbiter, or before any arbitrator, mediator or other alternative dispute resolution provider, relating to discrimination or harassment in employment.

[Remainder of page intentionally blank]

General Business

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

CNHI INTERNTATIONAL SA

By:	/s/ Dahir Ali	By:	/s/ Kelly Manley
	Dahir Ali, Authorized Signer		Name:	Kelly Manley
			Title:	Chief Human Resources Officer

By:	/s/ Sonia Piccablotto
Sonia Piccablotto, Authorized Signer

/s/ Stefano Pampalone
Stefano Pampalone

Definitions Annex

“Cause” means the Executive’s (i) conviction, whether following trial or by guilty plea, in a criminal proceeding other than for an offence which does not, in the Company’s opinion, affect the Company or any member of the CNH Group’s reputation or its relationships with staff, customers or the public, or the Executive’s suitability to continue to work for the Company or any member of the CNH Group (ii) engagement in any conduct which constitutes an employment disqualification under applicable Local Law; (iii) willful misconduct that is or may reasonably be expected to have a material adverse effect on the reputation or interests of the Company or any member of the CNH Group, (iv) willful and continued failure to perform the Executive’s duties after notice from the Company that the Executive fails to cure within thirty (30) days after receipt of such notice; (v) material violation of the Company or CNH Industrial N.V.’s Code of Conduct or any other CNH Group policy as in effect from time to time or (vi) serious breach of any of the terms of this Agreement or any other written agreement between the Executive and the Company or any of the CNH Group.

“Change of Control” has the meaning provided in the CNH Industrial N.V. Equity Incentive Plan, as may be amended from time to time, or its successor.

“CNH Group” means CNH Industrial N.V., any subsidiary of CNH Industrial N.V., and any entity which is directly or indirectly controlled by CNH Industrial N.V. in any jurisdiction from time to time;

“Competitive Business” means, as of any date, including during the Non-Competition Period or Non-Solicitation Period, any person or entity (including any joint venture, partnership, firm, corporation or limited liability company) that is or proposes to be an original equipment manufacturer of agricultural equipment or construction equipment in any geographical area in which the Company or any member of the CNH Group conducts such business (including, but not limited to, Deere & Company, AGCO Corporation, Claas Group, Kubota Tractor Corporation, Argo Tractors S.p.A., Same Deutz Fahr Group, Caterpillar Inc., Komatsu Ltd., J C Bamford Excavators Ltd., Hitachi Construction Machinery Co, Ltd., Volvo Group, Liebherr Group, Develon, Bobcat, Kubota Tractor Corporation and SANY Heavy Industry Co., Ltd.).

“Confidential Information” means information relating to the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans, processes or know-how, legal advice, trade secrets and other proprietary and confidential information relating to the business of the Company or any member of the CNH Group or their suppliers, customers, agents, shareholders or managers that, in any case, is not otherwise available to the public (other than by the breach of any confidentiality obligation).

“Disability” means the Executive is either (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

A-1

“Good Reason” means, without the Executive’s written consent, (i) a material diminution in the Executive’s annual base salary or Annual Bonus Target, (ii) a material diminution in the Executive’s position, duties, responsibilities, and authority, or (iii) any material breach of this Agreement by the Company. Notwithstanding the foregoing, an event will not constitute Good Reason unless (a) the Executive gives a notice of termination within 90 days after the initial existence of the event constituting Good Reason has occurred, describing in reasonable detail the event constituting Good Reason, (b) the Company is given thirty (30) days after the Company receives notice from the Executive of the event purporting to constitute Good Reason to cure such event and (c) the Executive’s Termination Date occurs no later than thirty (30) days after the end of the period in which the Company had to cure the Good Reason event provided in the notice.

“Intellectual Property Rights” means patents, rights to Inventions, copyright and related rights, trade marks, service marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

“Local Laws” means local laws, bylaws, statutes, regulations, codes of practice or applicable guidance issued by a governmental department or regulatory authority applicable to the country of the Executive’s primary work location.

“Non-Competition Period” means the period continuing through the duration of the Executive’s employment with the Company and/or the CNH Group and ending on the first (1st) anniversary of the Termination Date.

“Non-Solicitation Period” means the period continuing through the duration of the Executive’s employment with the Company and/or the CNH Group and ending on the first (1st) anniversary of the Termination Date.

A “Qualifying Termination” means a termination by (i) the Company for any reason other than (A) the Executive’s death, (B) the Executive’s Disability or (C) for Cause, or (ii) the Executive for Good Reason.

“Termination Date” means the date upon which the Executive’s employment with the Company and the CNH Group ends, for any reason.

A-2

APPENDIX

ADDITIONAL TERMS AND CONDITIONS FOR EXECUTIVES

Terms and Conditions

This Appendix contains additional terms and conditions that will apply to the Executive if the Executive works and/or resides in one of the countries listed below. In the event that any provision of the Employment Agreement conflicts with or is inconsistent in any respect with the applicable provisions in this Appendix, the provisions of this Appendix will control. Capitalized terms not otherwise defined have the meanings provided in the Employment Agreement or the Definitions Annex thereto, as applicable.

If the Executive is a citizen or resident of a country other than the one in which the Executive is currently working and/or residing, transfers to another country after the Effective Date, or is considered a resident of another country for Local Law purposes, the Company shall, in its discretion, determine the extent to which the additional terms and conditions contained herein shall be applicable to the Executive.

SWITZERLAND

Definitions

The term Cause shall include any important reasons according to article 337 of the Swiss Code of Obligations (OR/CO/CO) and any valid reasons according to article 340c para. 2 CO.

The term Disability shall include any permanent disability which entitles the Executive to a permanent disability rent as per the applicable Swiss social security laws.

Term and Termination

No probationary period applies to the Executive’s employment.

The Executive’s period of continuous employment for the purposes of calculating services yeas commenced on January 1999.

The Executive’s employment under the terms of this Agreement shall commence on the Effective Date and shall continue, subject to the remaining terms of this Agreement, until terminated by either party giving the other not less than three months’ prior notice in writing to the end of any calendar day (and not only month end).

A summary termination for cause according to article 337 CO remains reserved.

The employment is being terminated automatically at the end of the month in which the Employee reaches the retirement age according to the Federal Law on Old-age and Survivors’ Insurance (AHVG). In case of a permanent disability to work the same applies. In case of a partial permanent disability the Employment ends to the same extent as the Employee is declared disabled.

The Company may at any time and with immediate effect release the Executive from the du-ty to work. In such case, the Employee continues to be paid the Base Salary. Vacation, any overtime and time compensation entitlements, if any, shall be offset against the time of re-lease from work. The Executive is not entitled to start any new position during the release from work, except with the consent of the Company. The Company may set forth further conditions applying to the release from duties.

Working Hours

The Executive shall work such hours as are required for the proper and efficient performance of their duties including the Company’s normal business hours. The Company may require the Executive to work additional hours from time to time.

The Executive is a higher leading employee within the meaning of the Swiss Working Act and therefore exempt from working time regulations. Any compensation for additional work (such as overtime, extra time, Sunday work, night work, work on public holidays, work during vacation, travel time, etc.) shall be included in the Base Salary, and the Employee shall have no entitlement to additional compensation for such additional work, whether in cash or in kind. Should a compensation claim for additional work ever arise by law, the Company shall be entitled to offset all bonuses paid and vacation entitlements granted in excess of the statutory minimum against such compensation.

Compensation

Bonus: The Executive acknowledges that any bonus is a gratification as per article 322d CO and remains at the full discretion of the Company until paid. The Company is free to deviate at its own discretion upwards or downwards from the targets set in the final determination of the bonus. If no targets are set, any bonus shall be determined at the discretion of the Company. The Executive shall not be entitled to receive any bonus or other incentive whilst under notice of termination (save as expressly otherwise provided for in an equity plan or award agreement).

Equity: The Executive expressly acknowledges that the Executive does not have any right or claim in regard to any equity based compensation against the Company, but only against the respective entity of the CNH Group issuing the award agreement. The Executive acknowledges that such awards and not subject to Swiss law and Swiss jurisdiction. The Executive also confirms that the grant of any equity based compensation does not constitute an employment relationship with the issuing entity of the CNH Group.

Deductions: From any and all compensation – as defined by law or by regulations – any portions of the Executive’s social security contributions (AHV/AVS/AVS (old-age and survivors’ insurance), IV/AI/AI (disability insurance), EO/APG/IPG (income compensation), ALV/AC/AD (unemployment insurance), UV/AA/AINF (accident insurance), additional maternity insurance (if applicable), sickness benefits insurance, if any, premiums to pension schemes and with-holding taxes, if any, will be deducted and withheld by the Company from the payments made to the Executive.

Vacation and Public Holidays

The Executive is entitled to 30 business days of vacation per calendar year (for a 100% stint). The 5 additional, days of vacation granted exceeding the statutory minimum entitlement of 10 days shall be granted expressly as compensation for any overtime or extra hours worked which have to be compensated by law and may be offset against any time off entitlements.

The public holidays at the main place of work apply.

Intellectual Property

If an invention or a design is created by the Executive in the course of the employment but outside of the duties under the Agreement, the Employee shall immediately inform the Company thereof in writing. The Company shall have the right to acquire ownership of such invention or design for a reasonable additional compensation, provided that the Company notifies the Executive in writing of its will to exercise this option within six (6) months as of the Executive’s notice of the creation of such invention or design.

Restrictive Covenants

In addition to the remedies in the Agreement, the following remedies shall apply:

In the event of a breach of the confidentiality, non-competition or non-solicitation obligations as set out in the Agreement during the term of the employment, the Executives agrees to pay to the Company a disciplinary penalty equal to 1 monthly base salary for each breach.

If the Executive violates the post-contractual non-competition obligation, the Executive shall pay to the Company a penalty in the amount of 12 monthly Base Salaries for each violation.

If the Executive violates the post-contractual confidentiality obligation, the Executive shall pay to the Company a penalty in the amount of 6 monthly Base Salaries for each violation.

If the Executive violates any of the post-contractual non-solicitation obligations, the Executive shall pay to the Company a penalty in the amount of 3 monthly Base Salaries for each violation.

Multiple breaches of the obligations trigger separate penalties, if necessary several times within one month.

The payment of the penalty or penalties does not release the Executive from the obligation to comply with the obligations. The Company is at any time entitled to demand the elimination of the violating condition and in particular to prohibit the Employee from taking up or continuing any employment or other activity that violates this non-competition, non-solicitation or confidentiality obligations (Realexekution/exécution réelle/esecuzione reale). Further, the Company reserves the right to claim compensation for damages (in addition to the penalty or penalties).

A-4